Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-158735, 333-177822, 333-191993, 333-198787 333-214285 and 333-220895 and Form S-3 Nos. 333-189246, 333-204318, 333-204339, 333-211473, 333-211474 333-216019, 333-218235, 333-224284, 333-230884 and 333-237656) of Take-Two Interactive Software, Inc. of our reports dated May 22, 2020, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in this Annual Report (Form 10-K) of Take-Two Interactive Software, Inc. for the year ended March 31, 2020.

/s/ Ernst & Young LLP

New York, New York
May 22, 2020